                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                             TTR TECHNOLOGIES, INC.
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                   87305 U102
                                 (CUSIP Number)


                               September 29, 2003
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING
PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).



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
CUSIP No. 87305 U102                SCHEDULE 13G
----------------------------------- --------------------------------------------- ------------------------------------
1                                   Name of Reporting Person.
                                    S.S. or I.R.S. Identification No.
                                    of Above Person.

                                    Melton Management Limited
----------------------------------- --------------------------------------------- ------------------------------------
2                                   Check Appropriate Box if a Member of a Group  (a) [  ]
                                                                                  (b) [  ]
----------------------------------- --------------------------------------------- ------------------------------------
3                                   SEC Use Only

----------------------------------- --------------------------------------------- ------------------------------------
4                                   Citizenship or Place of Organization
                                    British Virgin Islands
---------------------------- ------ --------------------------------------------- ------------------------------------
Number of Shares             5      Sole Voting Power
Beneficially Owned by Each
Reporting Person With:              1,405,275
                             ------ --------------------------------------------- ------------------------------------
                             6      Shared Voting Power
                                    0
                             ------ --------------------------------------------- ------------------------------------
                             7      Sole Dispositive Power

                                    1,405,275
                             ------ --------------------------------------------- ------------------------------------
                             8      Shared Dispositive Power
                                    0
----------------------------------- --------------------------------------------- ------------------------------------
9                                   Aggregate Amount Beneficially Owned By Each
                                    Reporting Person
                                    1,405,275
----------------------------------- --------------------------------------------- ------------------------------------
10                                  Check Box if the Aggregate Amount
                                    in Row (9) Excludes Certain Shares            [  ]

----------------------------------- --------------------------------------------- ------------------------------------
11                                  Percent of Class Represented
                                    Amount in Row (9)

                                    8.5%
----------------------------------- --------------------------------------------- ------------------------------------
12                                  Type of Reporting Person

                                    CO
----------------------------------- --------------------------------------------- ------------------------------------



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


Item 1.

(a) Name of Issuer:

    TTR Technologies, Inc.

(b) Address of Issuer's Principal Executive Offices:

    1091 Boston Post Road, Rye, NY 10580

Item 2.

(a) Name of Person Filing:

    Melton Management Limited

(b) Address of Principal Business Office or, if none, Residence:

    P.O. Box 3161
    Road Town, Tortola, British Virgin Islands

(c) Citizenship:

    British Virgin Islands

(d) Title of Class of Securities:

    Common Stock, par value $0.001 per share

(e) CUSIP Number:

    87305 U102

Item 3.

     This statement is not being filed pursuant to Rule 13d-1(b), or Rule 13d-2(b) or (c).

Item 4.  Ownership.

     The reporting person's beneficial ownership is as follows:

     (a) Amount beneficially owned: 1,405,275
     (b) Percent of class: 8.5%


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


     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote - 1,405,275

          (ii) Shared power to vote or to direct the vote - 0

         (iii) Sole  power  to  dispose  or  to  direct  the  disposition  of  -
               1,405,275

          (iv) Shared power to dispose or to direct the disposition of - 0

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        [Signature appears on next page]


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

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 8, 2003                  MELTON MANAGEMENT LIMITED


                                        By: /s/ Yehuda Breitkope
                                            ----------------------------------
                                            Yehuda Breitkope
                                            President




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